Exhibit 99.1

Accel Entertainment Announces Redemption of Public Warrants
CHICAGO - June 16, 2020 - Accel Entertainment, Inc. (NYSE: ACEL; ACEL.WS) (“Accel Entertainment” or “the Company”), today announced that the Company will redeem all of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A-1 common stock, par value $0.0001 per share (the “Class A-1 Common Stock”), that were originally issued under the Warrant Agreement , dated June 27, 2017 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”), for a redemption exchange rate equal to 0.250 shares of Class A-1 Common Stock per Public Warrant (the “Exchange Rate” and the shares of Class A-1 Common Stock issuable in exchange for such Public Warrant, the “Redemption Shares”), that remain outstanding at 5:00 p.m. New York City time on July 16, 2020 (the “Redemption Date”). Warrants to purchase Class A-1 Common Stock that were issued under (i) the Warrant Agreement in a private placement simultaneously with the IPO and still held by the initial holders thereof or their permitted transferees or (ii) the Warrant Agreement, dated November 20, 2019, by and between the Company and the Warrant Agent, are not subject to this redemption. Each Public Warrant entitles the holder thereof to purchase one share of Class A-1 Common Stock for a purchase price of $11.50 per share, subject to adjustments.
Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Public Warrants provided that (i) notice of such redemption is delivered at least ninety (90) days after the Public Warrants are first exercisable, (ii) the closing sale price of the Class A-1 Common Stock on the trading day prior to the date on which notice of such redemption is given is at least $10.00 per share and (iii) there is an effective registration statement covering the shares issuable upon exercise of the Public Warrants. At the direction of the Company, the Warrant Agent has delivered a notice of redemption to each of the registered holders of the outstanding Public Warrants.
Pursuant to the Warrant Agreement, the Public Warrants may be exercised for cash at any time after the notice of redemption has been given by the Company and prior to the Redemption Date. Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will no longer be exercisable, and the holders will have no rights with respect to those Public Warrants, except to receive the Redemption Shares (or as otherwise described in the redemption notice for holders who hold their Public Warrants in “street name”).
The Exchange Rate (or the “Alternative Redemption Price”) was calculated in accordance with Section 6.2 of the Warrant Agreement and is determined by reference to the Redemption Date and the average closing sale price of the Class A-1 Common Stock for the ten (10) trading days ending on June 11, 2020, the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If any holder of Public Warrants would, after taking into account all of such holder’s Public Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares in accordance with Section 4.6 of the Warrant Agreement.
Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 845-3217.
About Accel
Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.
Media:
Eric Bonach
Abernathy MacGregor
212-371-5999
ejb@abmac.com

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